UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14C

(RULE 14C-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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KENNEDY-WILSON, INC.

(Name of Registrant As Specified In Its Charter)

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KENNEDY-WILSON, INC.

A DELAWARE CORPORATION

9601 Wilshire Boulevard, Suite 220

Beverly Hills, California 90210

February 21, 2003

To Our Stockholders:

This is to advise you that stockholders of the Company holding a majority of the outstanding shares of Common Stock have taken an action by written consent in lieu of a special meeting of stockholders.

As previously disclosed, on April 22, 2002, the Board of Directors of the Company approved the granting, with dilution protection, of one million shares of common stock of the Company to William J. McMorrow, Chairman of the Board of Directors and Chief Executive Officer of the Company, in connection with an amendment of the Company’s employment agreement with Mr. McMorrow. Subsequent thereto, Mr. McMorrow agreed to relinquish the dilution protection.

Company stockholders owning approximately 56% of the outstanding shares of our Common Stock have executed a written consent approving and ratifying such stock grant. Such consent approves the transaction on behalf of the stockholders of the Company.

WE ARE NOT ASKING FOR YOUR PROXY. We are simply advising you of action already taken.

The accompanying Information Statement is for information purposes only and explains the terms of the amendment to Mr. McMorrow’s employment agreement and the grant of the Common Stock to him under the amended agreement. Please read the accompanying Information Statement carefully.

Sincerely,

/s/ Freeman A. Lyle

Freeman A. Lyle

Executive Vice President,

Chief Financial Officer and Secretary

KENNEDY-WILSON, INC.

A DELAWARE CORPORATION

9601 Wilshire Boulevard, Suite 220

Beverly Hills, California 90210

INFORMATION STATEMENT

February 21, 2003

We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is being mailed on or about February 21, 2003, to the stockholders of record of Kennedy-Wilson, Inc. (the “Company”) at the close of business on January 29, 2003 (the “Record Date”). This Information Statement is being sent to you for information purposes only. No action is requested on your part.

This Information Statement is being furnished to our stockholders to inform you of the adoption of a resolution by written consent by the holders of a majority of the outstanding shares of our common stock, par value $.01 (the “Common Stock”). The resolution (the “Stockholder Resolution”) adopted by such holders (the “Majority Stockholders”) ratifies and approves the issuance of one million shares of Common stock to William J. McMorrow, Chairman of the Board of Directors and Chief Executive Officer of the Company in accordance with an amendment to his employment agreement.

Mr. McMorrow is employed by the Company under an employment agreement (the “Agreement”) which expires on December 31, 2009. The Agreement previously provided for a mandatory annual cash bonus to Mr. McMorrow equal to 10% of the Company’s net profits. As previously disclosed, on April 22, 2002, the Board of Directors approved an amendment to the Agreement, and Mr. McMorrow agreed to such amendment. The amendment deletes the mandatory cash bonus provision and substitutes two provisions: a provision for an annual cash bonus which is entirely in the discretion of the Compensation Committee of the Board of Directors, and a provision granting to Mr. McMorrow, with dilution protection, one million shares of Common Stock (the “Stock”) vesting over the remaining term of the Agreement. Subsequent thereto, Mr. McMorrow agreed to relinquish the dilution protection.

Stockholder ratification of the grant of the Stock by written consent requires the affirmative consent of the holders of a majority of the issued and outstanding shares of Common Stock. As of the close of business on January 29, 2003, we had an aggregate of 11,056,492 shares of Common Stock issued and outstanding. Each outstanding share is entitled to one vote per share. The Majority Stockholders are the owners of 6,241,738 shares of Common Stock, or approximately 56% of our outstanding shares of Common Stock. Accordingly, the Stockholder Resolution was duly approved and adopted by the Company’s stockholders as a result of the execution of the Majority Stockholders’ written consents in favor of the Stockholder Resolution. The approved Stockholder Resolution becomes effective March 13, 2003.

EXECUTIVE COMPENSATION

The following table sets forth the total compensation earned during each of the last three fiscal years by the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company who served in either of those capacities during fiscal 2001 (collectively, the “Named Executive Officers”) for services rendered:

Summary Compensation Table

Number of Securities Underlying
Name and Position	Year	Salary	Bonus		Other Annual Compensation (1)	Restricted Stock	Stock Options
William McMorrow Chairman of the Board of Directors and CEO	2001 2000 1999	$400,000 400,000 300,000		$300,000 — 2,973,083	$492,000 194,500 464,747	700,000 — —	— — —

Lewis Halpert (2) Senior Managing Director	2001 2000 1999	$300,000 300,000 150,000	$	— 300,000 357,410	$172,000 13,500 74,478	— — —	60,000 90,000 —

Richard Mandel (3) Senior Managing Director	2001 2000 1999	$300,000 300,000 250,000		$600,000 391,250 1,600,095	$119,500 7,500 251,713	— — —	— — —

Barry Schlesinger Senior Managing Director	2001 2000 1999	$240,000 400,000 400,000		$75,000 210,000 236,444	$250,000 — 84,011	— — —	— — 100,000

Freeman Lyle Senior Managing Director, Chief Financial Officer and Secretary	2001 2000 1999	$225,000 225,000 200,000		$50,000 210,000 150,000	$251,500 1,500 47,700	— — —	— 10,000 10,000

(1) Unless otherwise indicated, “Other Annual Compensation” includes, among other things, signing bonus, deferred compensation contributions and car allowance contributions.

(2) Mr. Halpert resigned as an officer and director of the Company in June, 2002.

(3) Mr. Mandel resigned as an officer and director of the Company in May, 2002.

Deferred Compensation Plan

In 1997, the Company established a nonqualified deferred compensation plan (the “Plan”) to provide specific benefits to a select group of management, highly compensated employees and directors who contribute materially to the Company’s continued growth, development and future business success. Under the Plan, in 2001 participants were able to defer up to 100% of their annual total compensation including their bonuses. The Company is authorized to make discretionary matching contributions in varying degrees based on the Company’s performance. For the year ended December 31, 2001, there were no Company contributions to the Plan.

Employee Profit Sharing and 401(k) Plans

The Company maintains a profit sharing plan (the “Profit Sharing Plan”) covering all full-time employees meeting certain minimum age and service requirements. Contributions to the Profit Sharing Plan are made solely at the discretion of the Board. No contributions were made for the year ended December 31, 2001. The Company also has a qualified plan under the provisions of Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). Employees who are 21 or older who have completed six months of service prior to January 1, April 1, July 1 and September 1 of each year are eligible to participate. Under this plan, participants are able to reduce their current compensation from 1% up to the lesser of 15% or the statutorily prescribed annual limit allowable under Internal Revenue Service Regulations and have that amount contributed to the 401(k) Plan. The 401(k) plan also includes provisions which authorize the Company to make discretionary contributions. During 2001, the Company made $226,000 in matching contributions to this plan.

Named Executive Officer Stock Options

The following table provides information about stock option grants made to each of the Named Executive Officers during 2001:

Stock Option Grants in 2001

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2001	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
					5%	10%
William McMorrow	—	N/A	N/A	N/A	N/A	N/A
Lewis Halpert (2)	60,000	29.3%	$3.81	03/26/06	$63,000	$139,800
Richard Mandel (3)	—	N/A	N/A	N/A	N/A	N/A
Barry Schlesinger	—	N/A	N/A	N/A	N/A	N/A
Freeman Lyle	—	N/A	N/A	N/A	N/A	N/A

(1)	The potential realizable value assumes that the stock price at the time each option is granted will appreciate at the stated percentage rate.

(2)	Options vest in equal installments over a three year period beginning on the one year anniversary of the grant. Mr. Halpert resigned as an officer and director of the Company in June, 2002.

(3)	Mr. Mandel resigned as an officer and director of the Company in May, 2002.

The following table provides information about stock options held by the Named Executive Officers as of December 31, 2001:

Aggregated Option Exercises in 2001

And Option Values as of December 31, 2001

Name	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options as of December 31, 2001		Value of Unexercised In-the-Money Options as of December 31, 2001
			Exercisable	Unexercisable	Exercisable	Unexercisable
William McMorrow	—	N/A	127,500	—	$46,600	—
Lewis Halpert (1)	—	N/A	55,000	80,000	$23,300	$25,620
Richard Mandel (2)	54,000	$118,500	226,500	—	$398,860	—
Barry Schlesinger	—	N/A	115,000	60,000	—	—
Freeman Lyle	27,000	$75,780	54,999	10,001	$25,800	—

(1)	Mr. Halpert resigned as an officer and director of the Company in June, 2002.

(2)	Mr. Mandel resigned as an officer and director of the Company in May, 2002.

Employment Agreements

The employment agreements of the Named Executive Officers are described below:

Mr. McMorrow’s agreement provides for a term expiring on December 31, 2009, a base salary of $400,000 per annum, an annual bonus for the year 2001 of 10% of profits (as defined), a one-time grant of restricted stock of 700,000 shares of Kennedy-Wilson, Inc. common stock effective January 1, 2001, vesting in equal installments over ten years, and a one-time signing bonus of $1.75 million earned over the term of the agreement. Profits are defined as pre-tax, pre-bonus paid to all other employees, pre-reserves and pre-Company contributions to the Deferred Compensation Plan. Effective April 22, 2002, as previously disclosed, Mr. McMorrow’s agreement was amended to delete the bonus based on 10% of profits in return for the issuance, with dilution protection, of one million shares of restricted stock that vest over the remaining term of his agreement. The dilution protection was subsequently relinquished by Mr. McMorrow. The grant of such restricted stock is the subject of the Stockholder Resolution covered by this Information Statement.

Mr. Halpert’s agreement provided for a term expiring on December 31, 2003, a base salary of $300,000 per annum, a one-time signing bonus of $500,000 and a bonus of 15% to 25% of the profits earned by the Company’s residential and notes divisions. Mr. Halpert resigned as an officer and director of the Company in June, 2002.

Mr. Mandel’s agreement provided for a term expiring on December 31, 2003, a base salary of $300,000 per annum, a one-time signing bonus of $335,000 and an incentive award of 12.5% to 20% of the profits earned by the Company’s commercial group. Mr. Mandel resigned as an officer and director of the Company in May, 2002.

Mr. Schlesinger’s employment contract is with CV I and provides for a term expiring on December 31, 2002. CV I is a limited liability company, of which Mr. Schlesinger is a member, that provides executive management services to the Company. Mr. Schlesinger’s employment contract provides for a base salary of $240,000 per annum for 2001 and $300,000 per annum for 2002, plus an annual incentive bonus of 50% of the amount of the Bonus Pool, as defined, of the Kennedy-Wilson real estate related property funds. The Bonus Pool is defined as 20% of total revenue less total expenses, less a cost of capital and overhead charge.

Mr. Lyle’s agreement provides for a term expiring on December 31, 2003, a base salary of $300,000 per annum and a discretionary performance bonus of up to 100% of base salary.

Ethan Penner was appointed President of the Company in March 2002. The terms of Mr. Penner’s employment contract, which was at will, included a base annual salary of $300,000 plus a discretionary bonus to be determined by the compensation committee. Mr. Penner’s employment with the Company terminated in September, 2002.

In addition to compensation as noted above, each agreement sets forth the services the Named Executive Officer is to provide to the Company, his benefits and expenses reimbursement rights and obligations, if any, a non-competition covenant, a confidentiality agreement and terms for termination. The employment agreement for Mr. McMorrow provides for a severance payment equal to two times his annual compensation as determined by the arithmetic average of his salary and bonuses for the prior three years upon the termination of his employment agreement due to a change-in-control.

Director Compensation

Each director who is not also an employee of the Company receives a quarterly retainer of $4,000 plus a fee of $1,000 for each board meeting attended and $500 for each Board Committee meeting attended. In addition, the Company maintains the Non-employee Director Stock Option Plan that provides for automatic grants to non-employee directors of 13,500 shares of Company Common Stock upon election, and 540 shares of Company Common Stock upon re-election. Employees of the Company who also are directors receive no additional compensation for their service on the Board or on any Board Committee.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of January 29, 2003 the total number of shares of Common Stock beneficially owned and the percentage of the outstanding shares so owned by (i) each director, (ii) each Named Executive Officer, (iii) all executive officers and directors as a group and (iv) each beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock known to the Company. Except as otherwise indicated in the notes following the table, the Stockholders listed in the table are the beneficial owners of the shares listed with sole voting and investment power over those shares. Shares subject to options exercisable within 60 days are treated as outstanding when determining the amount and percentage beneficially owned by a person or entity. Except as otherwise, the address for each individual, company, or named group is in care of Kennedy-Wilson, Inc., 9601 Wilshire Boulevard, Suite 220, Beverly Hills, California 90210.

Name	Number of Shares Beneficially Owned	Percent of Class
William McMorrow (1)	3,340,721	28.5

Freeman Lyle (2)	196,159	1.7

Name	Number of Shares Beneficially Owned	Percent of Class
Barry Schlesinger (3)	162,499	1.4

Mary Ricks (4)	71,102	*

Donald Prell (5)	32,160	*

Kent Mouton (6)	28,080	*

Jerry Solomon (7)	13,500	*

All Executive Officers and Directors as a Group	3,844,221	32.8

Colony Investors, III, L.P. (8)	871,667	7.4

Kenneth Stevens	699,147	6.0

Cahil, Warnock Strategic Partners Fund, L.P. (9)	749,000	6.4

Heartland Advisors, Inc. and William J. Nasgovitz (10)	681,700	5.8

Elkhorn Partners Limited Partnership (11)	681,100	5.8

Lewis Halpert	1,284,047	10.9

*	Less than 1%.

(1) Includes approximately 4,190 shares held for Mr. McMorrow’s account as well as approximately 275 shares held for the account of Mr. McMorrow’s spouse in the Company’s 401(k) Profit Sharing Plan and Trust of which Mr. McMorrow expressly disclaims beneficial ownership, and 127,500 shares which may be acquired pursuant to exercise of outstanding stock options that are presently exercisable or exercisable within 60 days.

(2) Includes beneficial ownership of 61,666 shares which may be acquired pursuant to exercise of outstanding stock options that are presently exercisable or exercisable within 60 days.

(3) Includes beneficial ownership of 155,000 shares which may be acquired pursuant to exercise of outstanding stock options that are presently exercisable or exercisable within 60 days.

(4) Includes beneficial ownership of 49,166 shares which may be acquired pursuant to exercise of outstanding stock options that are presently exercisable or exercisable within 60 days.

(5) Includes beneficial ownership of 28,620 shares which may be acquired pursuant to exercise of outstanding stock options that are presently exercisable.

(6) Includes beneficial ownership of 28,080 shares which may be acquired pursuant to exercise of outstanding stock options that are presently exercisable or exercisable within 60 days.

(7) Includes beneficial ownership of 13,500 shares which may be acquired pursuant to exercise of outstanding stock options that are presently exercisable or exercisable within 60 days.

(8) Includes beneficial ownership of 211,539 shares which may be acquired pursuant to exercise of outstanding warrants and options that are presently exercisable.

(9) Cahill Warnock Strategic Partners Fund, L.P., Cahill, Warnock & Company, LLC and Strategic Associates, L.P. beneficially own 749,000 shares. The principal business address of the beneficial owners is One South Street, Suite 2150, Baltimore, MD 21202.

(10) Information on the beneficial owner, number of shares and voting and investment power is based solely on statements contained in Amendment No. 1 to Schedule 13G filed with the SEC on January 16, 2002 by Heartland Advisors, Inc. (“Heartland”) and William J. Nasgovitz, its president and principal shareholder. The amended Schedule 13G indicates that Heartland has sole power to vote 123,000 of the reported shares of Common Stock and sole power to dispose of 681,700 of the reported shares of Common Stock. The amended Schedule 13G also indicates that Mr. Nasgovitz has sole power to vote 446,000 of the reported shares of Common Stock. The address of Heartland and Mr. Nasgovitz is 789 North Water Street, Milwaukee, Wisconsin 53202.

(11) Information on the beneficial owner, number of shares and voting and investment power is based solely on statements contained in Amendment No. 1 to Schedule 13D filed with the SEC on October 18, 2001 by Elkhorn Partners Limited Partnership (“Elkhorn”). The amended Schedule 13D indicates that Elkhorn has sole power to vote and dispose of 681,100 of the reported shares of Common Stock. The address of Elkhorn is P.O. Box 818, 1400 One Central Park Plaza, Elkhorn, Nebraska 68022.

Interest of Certain Persons in Matters Acted Upon.

Mr. McMorrow, who is one of the Majority Stockholders, has a substantial interest in the matter acted upon. To the best knowledge of the Company, no other person who has been a director or officer of the Company at any time since the beginning of the Company’s last fiscal year or any associate of any such person has any direct or indirect substantial interest, by security holdings or otherwise, in the matter acted upon, as set forth in this Information Statement.

This Information Statement is for informational purposes only. Please read this Information Statement carefully.

By Order of the Board of Directors.

/s/ Freeman A. Lyle

Freeman A. Lyle

Executive Vice President,

Chief Financial Officer and Secretary